Exhibit 4.3


            Independent Certified Public Accountants' Consent

     We have issued our report dated March 26, 1997 on the statements of condition and related bond portfolios of Insured Municipals Income Trust, 214th Insured Multi-Series (IM-IT, Arizona IM-IT, California IM-IT, Connecticut IM-IT, Florida IM-IT and New York IM-IT Trusts) as of March 26, 1997 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Trust Administration-Independent Certified Public Accountants" in Part II of the Prospectus.



                                    Grant Thornton LLP

Chicago, Illinois
March 26, 1997